_______________, 2023

[NAME]

[ADDRESS]

RE: Retention and Severance Agreement

Dear [NAME]:

The Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of Graphite Bio, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to provide you with certain assurances in the event of the occurrence of an involuntary termination of your employment with the Company.

Your receipt of each of the benefits described in this letter agreement (“Agreement”) is subject to and conditioned upon your compliance with the terms and conditions of this Agreement.

1.
Retention Bonus. You will be eligible to receive a retention bonus equal to $[●], which is equal to 50% of your current annualized base salary (the “Retention Bonus”). The Retention Bonus shall be paid in a lump sum in cash upon the earliest of (i) your termination by the Company other than due to Cause, death or disability; (ii) your resignation from the Company for Good Reason; and (iii) February 22, 2024, subject to your continued employment with the Company through such date; provided, that clauses (i) and (ii) shall be subject to your execution of a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement provisions and a reaffirmation of the Restrictive Covenants Agreement (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the date of termination, and subject to you complying with the Separation Agreement and Release. For the avoidance of doubt, if you cease to be employed by the Company prior to February 22, 2024 (except due to an earlier termination by the Company other than due to death, disability or Cause or your earlier resignation from the Company for Good Reason, subject to the terms of this Section), you shall have no right to the Retention Bonus.

For purposes of this Agreement,

(a)
“Cause” shall mean and shall be limited to, the occurrence of any one or more of the following events: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) your material breach of any agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules; (iv) your gross negligence or willful misconduct in connection with the performance of your duties to the Company; (v) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company and, if curable, a period of thirty (30) days to cure such failure; (vi) your

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conviction of, indictment for or plea of nolo contendere to a felony or a crime involving moral turpitude; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
(b)
“Good Reason” shall mean that the you have complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in your annual base salary other than across the board decreases in annual base salary similarly affecting all executives of the Company; (ii) the Company requiring you to relocate (other than for travel incident to the performance of your duties on behalf of the Company), without your consent, a distance of more than fifty (50) miles from your current principal place of business; or (iii) any material diminution in your position, responsibilities, authority or duties. For purposes of (iii), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.
(c)
“Good Reason Process” shall mean (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment and provide the Company with a notice of termination with respect to such termination, each within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(d)
“Restricted Covenants Agreement” shall mean the Proprietary Information and Inventions Agreement or similar agreement entered into between you and the Company.
2.
Equity Acceleration. Upon the earlier of (i) your termination by the Company other than due to Cause, death or disability; and (ii) your resignation from the Company following June 30, 2023 (the "Retention Date"), subject to your execution of a Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the date of termination, and subject to you complying with the Separation Agreement and Release, you will be entitled to full accelerated vesting of fifty percent (50%) of the then-unvested portion of any outstanding stock option awards granted to you in 2023 (the “Acceleration”). For the avoidance of doubt, you shall not be entitled to receive the Acceleration if your employment relationship with the Company is terminated for any reason on or prior to the Retention Date (except due to an earlier termination by the Company other than due to death, disability or Cause, subject to the terms of this Section).

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3.
Extended Exercise Period. Subject to your continued employment relationship with the Company through the Retention Date, the period of time in which you may exercise each of your then outstanding Company stock options following a termination of your employment relationship with the Company for any reason other than due to death, disability, or Cause (as defined in the Company’s 2020 Stock Option and Grant Plan, as amended from time to time, the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time or the award agreement for the stock option, as applicable), to the extent such stock option is vested on the date of such termination, shall be extended until the earlier of (i) twelve months following such termination and (ii) the applicable “Expiration Date” of the stock option (as set forth in the applicable stock option agreement) (such extension, the “PTEP Extension”). By your signature below you acknowledge that the PTEP Extension may cause a stock option, if it was intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxable as a nonqualified stock option under U.S. Federal tax laws. You acknowledge and agree that you are not relying on the Company, its officers, or agents or any representations of the same with respect to the decision of whether to accept this Agreement. The Company encourages you to consult your own personal tax adviser regarding the decision whether to accept this Agreement and the tax impact on you and/or your stock options.
4.
Section 409A. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and rulings issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:
(a)
No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until you have incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent you are a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

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(b)
The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement.
5.
Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
6.
Preservation of At-Will Employment and Other Employment Rights. Nothing in this Agreement changes the at-will nature of your employment with the Company, meaning either you or the Company can end your employment at any time, with or without cause and with or without notice.
7.
Confidentiality. Similar terms to those in this Agreement are not being generally offered to others at the Company. Therefore, as a further condition to your continued eligibility for any part of the benefits under this Agreement, you agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor and/or an attorney with whom you choose to consult regarding consideration of this Agreement or as otherwise permitted by law.
8.
Miscellaneous.
(a)
No Transfers. Your rights and interest under this Agreement may not be assigned or transferred.
(b)
Unfunded Plan. This Agreement shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Agreement shall not establish any fiduciary relationship between you and the Company or any of its affiliates. To the extent that you hold any rights by virtue of this Agreement, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.
(c)
Governing Law. The Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles.
(d)
Effect on Other Plans. Nothing in this Agreement shall be construed to limit the your rights under the benefit plans, programs or policies of the Company or its affiliates, including, without limitation any severance or change of control policy or similar plan. This Agreement constitutes the entire agreement between the parties with respect to the

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payments hereunder and supersedes all prior agreements and discussions between the parties concerning such subject matter.
(e)
Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon you and the Company, the parties’ respective successors, executors, administrators, heirs and permitted assigns.
(f)
Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(g)
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
(h)
Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to you at the last address you have filed in writing with the Company, or to the Company at their main U.S. headquarters office, attention: [Consulting General Counsel].
(i)
Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(j)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

We thank you for your continued dedication to the success of our Company. Please indicate your acceptance of the terms set forth herein by signing where indicated below and returning the executed copy of this Agreement to [●] no later than [●], 2023. The parties hereby agree that this Agreement may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company (other than yourself).

Sincerely,

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_____________________

Name:

Title:

Acknowledged and agreed:

Date: ____________________

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